Item 77C

Shareholder meeting results (unaudited)
November 19, 2009 meeting
At the meeting, each of the nominees for Trustee was elected, as follows:
Votes for Votes withheld
Ravi Akhoury 147,322,668 5,436,850
Jameson A. Baxter 147,428,639 5,330,879
Charles B. Curtis 147,297,782 5,461,737
Robert J. Darretta 147,388,449 5,371,070
Myra R. Drucker 147,362,104 5,397,415
John A. Hill 147,291,551 5,467,966
Paul L. Joskow 147,390,450 5,369,069
Elizabeth T. Kennan 147,216,896 5,542,622
Kenneth R. Leibler 147,353,487 5,406,031
Robert E. Patterson 147,354,317 5,405,201
George Putnam, III 147,335,931 5,423,587
Robert L. Reynolds 147,451,589 5,307,929
W. Thomas Stephens 147,368,806 5,390,712
Richard B. Worley 147,392,215 5,367,304
A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:
Votes for Votes against Abstentions Broker nonvotes
107,586,883 3,751,730 3,897,488 37,523,417
All tabulations are rounded to the nearest whole number.